Exhibit 99.1

News Release For Immediate Release Company Contact: Jack Collins, Chief Financial Officer Phone: (405) 702-7460 Website: www.pstr.com
PostRock to Present at IPAA Oil & Gas Investment Symposium
OKLAHOMA CITY — April 7, 2010 — PostRock Energy Corporation (NASDAQ: PSTR) announced today that David C. Lawler, President & CEO, will be presenting at the IPAA Oil & Gas Investment Symposium in New York, New York on Tuesday, April 13, 2010 at 4:10 p.m. EDT.
The presentation and link to the live webcast will be available to interested parties on the date of the event on the Company’s website at www.pstr.com.
About PostRock Energy Corporation
PostRock Energy Corporation is an integrated independent energy company engaged in the acquisition, exploration, development, production and transportation of oil and natural gas in the Cherokee Basin, the Appalachian Basin, and Central Oklahoma. PostRock has over 2,800 wells and nearly 2,200 miles of natural gas gathering pipelines in the Cherokee Basin. The Company also owns and operates nearly 400 natural gas and oil producing wells and undeveloped acreage in the Appalachian Basin of the northeastern United States and more than 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit PostRock’s website at www.pstr.com.